Exhibit 99.2

DCP Midstream, LLC

Unaudited Condensed Consolidated Balance Sheet

As of June 30, 2007

DCP MIDSTREAM, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2007

(millions)

ASSETS
Current assets:
Cash and cash equivalents	$140
Short-term investments	560
Accounts receivable:
Customers, net of allowance for doubtful accounts of $3 million	1,048
Affiliates	261
Other	34
Inventories	93
Unrealized gains on mark-to-market and hedging instruments	135
Other	13

Total current assets	2,284

Property, plant and equipment, net	4,079
Investments in unconsolidated affiliates	199
Intangible assets:
Commodity sales and purchases contracts, net	67
Goodwill	421

Total intangible assets	488

Unrealized gains on mark-to-market and hedging instruments	42
Deferred income taxes	5
Other non-current assets	32
Other non-current assets—affiliates	48

Total assets	$7,177

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	$1,657
Affiliates	92
Other	53
Unrealized losses on mark-to-market and hedging instruments	135
Distributions payable to members	137
Accrued interest payable	46
Accrued taxes	40
Other	118

Total current liabilities	2,278

Deferred income taxes	17
Long-term debt	2,090
Unrealized losses on mark-to-market and hedging instruments	56
Other long-term liabilities	274
Non-controlling interests	150
Commitments and contingent liabilities
Members’ equity:
Members’ interest	2,107
Retained earnings	211
Accumulated other comprehensive loss	(6)

Total members’ equity	2,312

Total liabilities and members’ equity	$7,177

See Notes to Unaudited Condensed Consolidated Balance Sheet.

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2007

1. General and Summary of Significant Accounting Policies

Basis of Presentation — DCP Midstream, LLC, with its consolidated subsidiaries, us, we, our, or the Company, is a joint venture owned 50% by Spectra Energy Corp, or Spectra Energy, and 50% by ConocoPhillips. We operate in the midstream natural gas industry. Our primary operations consist of natural gas gathering, processing, compression, transportation and storage, and natural gas liquid, or NGL, fractionation, transportation, gathering, treating, processing and storage, as well as marketing, from which we generate revenues primarily by trading and marketing natural gas and NGLs.

We formed DCP Midstream Partners, LP, a master limited partnership, or DCP Partners, of which our subsidiary, DCP Midstream GP, LP, acts as general partner. DCP Partners completed their initial public offering in December 2005. As of June 30, 2007, we own approximately 35.5% of the limited partnership interests in DCP Partners and a 1.7% general partnership interest, as well as incentive distribution rights that entitle us to receive an increasing share of available cash when pre-defined distribution targets are achieved. As the general partner of DCP Partners, we have responsibility for its operations. Since we exercise control over DCP Partners, we account for them as a consolidated subsidiary.

Prior to January 2, 2007, we were owned 50% by Duke Energy Corporation, or Duke Energy. On January 2, 2007, Duke Energy created two separate publicly traded companies by spinning off their natural gas businesses, including their 50% ownership interest in us, to Duke Energy shareholders. As a result of this transaction, Duke Energy’s 50% ownership interest in us was transferred to a new company, Spectra Energy. This transaction is referred to in this report as “the Spectra spin.” For periods prior to January 2, 2007 included in this report, references to Spectra Energy are interchangeable with Duke Energy. Effective January 2, 2007, Spectra Energy refers to the newly formed public company.

We are governed by a five member board of directors, consisting of two voting members from each parent and our Chief Executive Officer and President, a non-voting member. All decisions requiring board of directors’ approval are made by simple majority vote of the board, but must include at least one vote from both a Spectra Energy and ConocoPhillips board member. In the event the board cannot reach a majority decision, the decision is appealed to the Chief Executive Officers of both Spectra Energy and ConocoPhillips.

This unaudited condensed consolidated balance sheet reflects all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position for the interim period. Certain information and notes normally included in our annual balance sheet have been condensed in or omitted from this interim balance sheet. This unaudited condensed consolidated balance sheet should be read in conjunction with our consolidated balance sheet and notes thereto for the year ended December 31, 2006.

The unaudited condensed consolidated balance sheet includes the accounts of the Company and all majority-owned subsidiaries where we have the ability to exercise control, variable interest entities where we are the primary beneficiary, and undivided interests in jointly owned assets. We also consolidate DCP Partners, which we control as the general partner and where the limited partners do not have substantive kick-out or participating rights. Investments in greater than 20% owned affiliates that are not variable interest entities and where we do not have the ability to exercise control, and investments in less than 20% owned affiliates where we have the ability to exercise significant influence, are accounted for using the equity method. Intercompany balances and transactions have been eliminated.

Use of Estimates — Conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated balance sheet and notes. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from those estimates.

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — Continued

AS OF JUNE 30, 2007

Distributions — Under the terms of the Second Amended and Restated LLC Agreement dated July 5, 2005, as amended, or the LLC Agreement, we are required to make quarterly distributions to Spectra Energy and ConocoPhillips based on allocated taxable income. The LLC Agreement provides for taxable income to be allocated in accordance with Internal Revenue Code Section 704(c). This Code Section accounts for the variation between the adjusted tax basis and the fair market value of assets contributed to the joint venture. The distribution is based on the highest taxable income allocated to either member with a minimum of each member’s tax, with the other member receiving a proportionate amount to maintain the ownership capital accounts at 50% for both Spectra Energy and ConocoPhillips. The capital accounts are maintained at 50% for each member. During the six months ended June 30, 2007 we paid distributions of $240 million based on estimated annual taxable income allocated to the members according to their respective ownership percentages at the date the distributions became due.

Our board of directors determines the amount of the quarterly dividend to be paid to Spectra Energy and ConocoPhillips, by considering net income, cash flow or any other criteria deemed appropriate. The LLC Agreement restricts payment of dividends except with the approval of both members. During the six months ended June 30, 2007, we paid dividends of $110 million to the members, allocated in accordance with their respective ownership percentages.

DCP Partners considers the payment of a quarterly distribution to the holders of its common units and subordinated units, to the extent DCP Partners has sufficient cash from its operations after establishment of cash reserves and payment of fees and expenses, including payments to its general partner, a wholly-owned subsidiary of ours. There is no guarantee, however, that DCP Partners will pay the minimum quarterly distribution on the units in any quarter. DCP Partners will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under its credit agreement. Our limited partner interest in DCP Partners primarily consists of subordinated units, as well as common and Class C units. The subordinated units are entitled to receive the minimum quarterly distribution only after DCP Partners’ common unitholders have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. The subordination period will end, and the subordinated units will convert to common units, on a one for one basis, when certain distribution requirements, as defined in DCP Partners’ partnership agreement, have been met. The subordination period has an early termination provision that permits 50% of the subordinated units to convert to common units on the second business day following the first quarter distribution in 2008 and the other 50% of the subordinated units to convert to common units on the second business day following the first quarter distribution in 2009, provided the tests for ending the subordination period contained in DCP Partners’ partnership agreement are satisfied. During the six months ended June 30, 2007, DCP Partners paid distributions of approximately $9 million to its public unitholders. We hold a 1.7% general partnership interest, as well as incentive distribution rights, which entitle us to receive an increasing share of available cash when pre-defined distribution targets are achieved.

Accounting for Sales of Units by a Subsidiary — We account for sales of units by a subsidiary by recording a gain or loss on the sale of common equity of a subsidiary equal to the amount of proceeds received in excess of the carrying value of the units sold. As a result, we have deferred approximately $192 million of gain on sale of common units of DCP Partners, which is included in other long-term liabilities in the unaudited condensed consolidated balance sheet. This gain is comprised of approximately $43 million related to DCP Partners’ private placement in June 2007 and approximately $149 million related to DCP Partners’ initial public offering in December 2005. We will recognize this gain in earnings upon conversion of all of our subordinated units in DCP Partners to common units.

Recent Accounting Pronouncements — Statement of Financial Accounting Standards, or SFAS, No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115,” or SFAS 159. In February 2007, the Financial Accounting Standards Board, or FASB, issued SFAS 159, which allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS 159 is effective for us on January 1, 2008. We have not assessed the impact of SFAS 159 on our consolidated financial position.

SFAS No. 157 “Fair Value Measurements,” or SFAS 157. In September 2006, the FASB issued SFAS 157, which provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value to any new circumstances. SFAS 157 is effective for us on January 1, 2008. We have not assessed the impact of SFAS 157 on our consolidated financial position.

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — Continued

AS OF JUNE 30, 2007

FASB Interpretation Number, or FIN, 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109,” or FIN 48. In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 were effective for us on January 1, 2007, and the adoption of FIN 48 did not have a material impact on our consolidated financial position.

2. Acquisitions

Acquisitions

Acquisition of Various Gathering, Pipeline and Compression Assets — In July 2007, we contributed to DCP Partners a 25% limited liability company interest in DCP East Texas Holdings, LLC, our 40% limited liability company interest in Discovery Producer Services LLC, and a derivative instrument, for aggregate consideration of $244 million in cash, including $1 million for net working capital and other adjustments, $27 million in common units and $1 million in general partner equivalent units. We own the remaining 75% limited liability company interest in East Texas Holdings, LLC, while third parties still own the other 60% limited liability interest in Discovery Producer Services LLC. DCP Partners financed the cash portion of this transaction with borrowings under its existing credit facility. We will continue to operate these assets and these assets will continue to be included in our financial statements, along with DCP Partners.

In May 2007, we agreed to acquire the stock of Momentum Energy Group, Inc., or MEG, for $635 million, subject to closing adjustments. This transaction closed in the third quarter of 2007. MEG owns assets in the Fort Worth, Piceance and Powder River producing basins. Concurrent with this agreement, DCP Partners entered into an agreement with us to acquire certain subsidiaries of MEG from us for $165 million, subject to closing adjustments. In May 2007, in connection with this transaction, DCP Partners entered into a common unit purchase agreement with certain institutional investors to sell 2,380,952 common limited partner units in a private placement at $42.00 per unit, or approximately $100 million in the aggregate. In connection with this common unit purchase agreement, DCP Partners has a registration rights agreement to file a shelf registration statement with the Securities and Exchange Commission, or SEC, to register the units within 90 days of the close of the private placement. In, addition the registration rights agreement requires DCP Partners to use its commercially reasonable efforts to cause the registration statement to become effective within 180 days of the closing of the private placement. If the registration statement covering the common units is not declared effective by the SEC within 180 days of the closing of the private placement, then DCP Partners will be liable to the purchasers for liquidated damages of 0.25% of the product of the purchase price and the number of registrable securities held by the purchasers per 30-day period for the first 60 days following the 180th day, increasing by an additional 0.25% of the product of the purchase price and the number of registrable securities held by the purchasers per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the product of the purchase price and the number of registrable securities held by the purchasers per 30-day period. We funded our portion of this acquisition with a 364-day bridge loan for $450 million, as well as cash on hand. DCP Partners financed their portion of the acquisition with cash on hand, common units and proceeds from their credit facility.

In May 2007, DCP Partners acquired certain gathering and compression assets located in southern Oklahoma, as well as related commodity purchase contracts, from Anadarko Petroleum Corporation for approximately $181 million.

In the fourth quarter of 2005, we entered into an agreement to purchase certain pipeline and compressor station assets in Kansas, Oklahoma and Texas for approximately $50 million, which are regulated by the Federal Energy Regulatory Commission, or FERC. We did not receive regulatory approval from the FERC to purchase the assets as non-jurisdictional gathering, but we are proceeding to file with the FERC for a certificate to operate as an intrastate pipeline. This acquisition is expected to close in 2008.

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — Continued

AS OF JUNE 30, 2007

3. Agreements and Transactions with Affiliates

Spectra Energy

Commodity Transactions — We sell a portion of our residue gas and NGLs to, purchase raw natural gas and other petroleum products from, and provide gathering and transportation services to Spectra Energy and their subsidiaries. Management anticipates continuing to purchase and sell these commodities and provide services to Spectra Energy in the ordinary course of business.

Included in the unaudited condensed consolidated balance sheet in other non-current assets—affiliates as of June 30, 2007, are insurance recovery receivables of $48 million, and included in accounts receivable—affiliates as of June 30, 2007, are other receivables of $2 million. Prior to January 2, 2007, these receivables were from an insurance provider that is a subsidiary of Duke Energy. In connection with the Spectra spin, Spectra Energy is responsible for these insurance liabilities.

Duke Energy

Services Agreement — Under a services agreement, Duke Energy and certain of its subsidiaries provided us with various staff and support services, including information technology products and services, payroll, employee benefits, property taxes, media relations, printing and records management. Additionally, we used other Duke Energy services subject to hourly rates, including legal, insurance, internal audit, tax planning, human resources and security departments.

In connection with the Spectra spin, we are in the process of transferring responsibility for all services previously provided to us by Duke Energy to our corporate operations, or transitioning these services either to Spectra Energy or to third party service providers.

ConocoPhillips

Long-term NGLs Purchases Contract and Transactions — We sell a portion of our residue gas and NGLs to ConocoPhillips and ChevronPhillips Chemical Company LLC, or CP Chem, a 50% equity investment of ConocoPhillips. In addition, we purchase raw natural gas from ConocoPhillips. Under the NGL Output Purchase and Sale Agreements, or the NGL Agreements, with ConocoPhillips and CP Chem, ConocoPhillips and CP Chem have the right to purchase at index-based prices substantially all NGLs produced by our various processing plants located in the Mid-Continent and Permian Basin regions, and the Austin Chalk area, which include approximately 40% of our total NGL production. The NGL Agreements also grant ConocoPhillips and CP Chem the right to purchase at index-based prices certain quantities of NGLs produced at processing plants that are acquired and/or constructed by us in the future in various counties in the Mid-Continent and Permian Basin regions, and the Austin Chalk area. The primary terms of the agreements are effective until January 1, 2015. We anticipate continuing to purchase and sell these commodities and provide these services to ConocoPhillips and CP Chem in the ordinary course of business.

Transactions with other unconsolidated affiliates

We sell a portion of our residue gas and NGLs to, purchase raw natural gas and other petroleum products from, and provide gathering and transportation services to, unconsolidated affiliates. We anticipate continuing to purchase and sell commodities and provide services to unconsolidated affiliates in the ordinary course of business.

Estimates related to affiliates

Accounts receivable and accounts payable related to goods and services provided or used but not invoiced is estimated and recorded each month. These estimates are generally based on estimated commodity prices, preliminary throughput measurements and allocations and contract data. Actual invoices for the current month are issued in the following month and differences from estimated amounts are recorded. There are no material differences from the actual amounts invoiced subsequent to quarter end relating to estimated accounts receivable and accounts payable recorded at June 30, 2007.

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — Continued

AS OF JUNE 30, 2007

4. Inventories

Inventories were as follows as of June 30, 2007:

(millions)
Natural gas held for resale	$45
NGLs	48

Total inventories	$93

5. Financing

Long-term debt was as follows at June 30, 2007:

Principal/ Discount (millions)
Debt securities:
Issued August 2000, interest at 7.875% payable semiannually, due August 2010	$800
Issued January 2001, interest at 6.875% payable semiannually, due February 2011	250
Issued October 2005, interest at 5.375% payable semiannually, due October 2015	200
Issued August 2000, interest at 8.125% payable semiannually, due August 2030	300
Issued October 2006, interest at 6.450% payable semiannually, due November 2036	300
DCP Partners’ credit facility revolver, weighted-average interest rate of 5.77%, due June 2012	249
Fair value adjustments related to interest rate swap fair value hedges	(3)
Unamortized discount	(6)

Long-term debt	$2,090

Debt Securities — In October 2006, we issued $300 million principal amount of 6.45% Senior Notes due 2036, or the 6.45% Notes, for proceeds of approximately $297 million (net of related offering costs). The 6.45% Notes mature and become due and payable on November 3, 2036. We will pay interest semiannually on May 3 and November 3 of each year, commencing May 3, 2007.

The debt securities mature and become payable on the respective due dates, and are not subject to any sinking fund provisions. Interest is payable semiannually. The debt securities are unsecured and are redeemable at our option.

Credit Facilities with Financial Institutions — We have a $450 million revolving credit facility, or the Facility, which is used to support our commercial paper program, and for working capital and other general corporate purposes. In October 2006, we amended the Facility to modify the change of control provisions to allow for the Spectra spin, to extend the maturity to April 29, 2012, to amend the pricing, to remove the interest coverage covenant and to incorporate other minor revisions. Any outstanding borrowings under the Facility at maturity may, at our option, be converted to an unsecured one-year term loan. The Facility may be used for letters of credit. As of June 30, 2007, there were no borrowings or commercial paper outstanding, and there were approximately $5 million in letters of credit outstanding.

On June 21, 2007, DCP Partners entered into the Amended and Restated Credit Agreement, or DCP Partners’ Amended Credit Agreement, that replaced their existing credit agreement, or DCP Partners’ Credit Agreement, which consists of a $600 million revolving credit facility and a $250 million term loan facility. At June 30, 2007, DCP Partners had less than $1 million of letters of credit outstanding. In June 2007, DCP Partners incurred $1 million of debt issuance costs associated with DCP Partners’ Amended Credit Agreement. These expenses are deferred as other non-current assets in the unaudited condensed consolidated balance sheet and will be amortized over the term of DCP Partners’ Amended Credit Agreement.

Under DCP Partners’ Amended Credit Agreement, indebtedness under the revolving credit facility bears interest at either: (1) the higher of Wachovia Bank’s prime rate or the federal funds rate plus 0.50%; or (2) LIBOR plus an applicable margin, which ranges from 0.23% to 0.575% dependent upon the leverage level or credit rating. As of June 30, 2007, the revolving credit facility bears interest at a weighted-average rate of 5.77% per annum. The revolving credit facility incurs an annual facility fee of 0.07% to 0.175% depending on the applicable leverage level or debt rating. This fee is paid on drawn and undrawn portions of the revolving credit facility. The term loan facility bears interest at a rate equal to either; (1) LIBOR plus 0.10%; or (2) the higher of Wachovia Bank’s prime rate or the federal funds rate plus 0.50%.

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — Continued

AS OF JUNE 30, 2007

DCP Partners’ Amended Credit Agreement requires DCP Partners to maintain a leverage ratio (the ratio of consolidated indebtedness to consolidated EBITDA, in each case as is defined by DCP Partners’ Amended Credit Agreement) of not more than 5.75 to 1.0 through and including the quarter ended June 30, 2007 and 5.0 to 1.0 thereafter, and on a temporary basis for not more than three consecutive quarters (including the quarter in which such acquisition is consummated) following the consummation of asset acquisitions in the midstream energy business of not more than 5.50 to 1.0. DCP Partners’ Amended Credit Agreement also requires DCP Partners to maintain an interest coverage ratio (the ratio of consolidated EBITDA to consolidated interest expense, in each case as is defined by DCP Partners’ Amended Credit Agreement) of equal or greater than 2.5 to 1.0 determined as of the last day of each quarter for the four-quarter period ending on the date of determination.

Bridge Loan — In May 2007, DCP Partners entered into a two-month bridge loan, or the Bridge Loan, which provided for borrowings up to $100 million, and had terms and conditions substantially similar to those of DCP Partners’ Credit Agreement. In conjunction with DCP Partners entering into the Bridge Loan, DCP Partners’ Credit Agreement was amended to provide for additional unsecured indebtedness, of an amount not to exceed $100 million, which was due and payable no later than August 9, 2007. DCP Partners used borrowings of $88 million from the Bridge Loan to partially fund the acquisition of assets from Anadarko. The remaining $12 million available for borrowing on the Bridge Loan was not utilized. DCP Partners used a portion of the net proceeds of a private placement of limited partner units to extinguish the $88 million outstanding on the Bridge Loan.

6. Income Taxes

We are structured as a limited liability company, which is a pass-through entity for United States income tax purposes. We own a corporation that files its own federal, foreign and state corporate income tax returns.

In May 2006, the State of Texas enacted a margin-based franchise tax law that replaces the existing franchise tax. This tax is commonly referred to as the Texas margin tax. Corporations, limited partnerships, limited liability companies, limited liability partnerships and joint ventures are examples of the types of entities that are subject to the tax. The tax is considered an income tax for purposes of adjustments to the deferred tax liability. The tax is determined by applying a tax rate to a base that considers both revenues and expenses. The Texas margin tax becomes effective for franchise tax reports due on or after January 1, 2008. The tax will be based on the margin earned during the prior calendar year.

The margin has been defined as revenues less cost of goods sold and certain other deductible expenses. The Texas margin tax is assessed at 1% of taxable margin apportioned to Texas.

The Texas margin tax is considered an income tax. GAAP requires that deferred taxes be adjusted upon enactment of new tax law, which occurred in 2006. Accordingly, we recorded a deferred tax liability of $18 million during the second quarter of 2006. The deferred tax liability is recorded as non-current in the unaudited condensed consolidated balance sheet as of June 30, 2007.

Our effective tax rate differs from statutory rates, primarily due to our being structured as a limited liability company, which is a pass-through entity for United States income tax purposes, while being treated as a taxable entity in certain states.

7. Commitments and Contingent Liabilities

Litigation — The midstream industry has seen a number of class action lawsuits involving royalty disputes, mismeasurement and mispayment allegations. Although the industry has seen these types of cases before, they were typically brought by a single plaintiff or small group of plaintiffs. A number of these cases are now being brought as class actions. We are currently named as defendants in some of these cases. Management believes we have meritorious defenses to these cases and, therefore, will continue to defend them vigorously. These class actions, however, can be costly and time consuming to defend. We are also a party to various legal, administrative and regulatory proceedings that have arisen in the ordinary course of our business.

In December 2006, El Paso E&P Company, L.P., or El Paso, filed a lawsuit against one of our subsidiaries, DCP Assets Holding, LP and an affiliate of DCP Midstream GP, LP, in District Court, Harris County, Texas. The litigation stems from an ongoing commercial dispute involving DCP Partners’ Minden processing plant that dates back to August 2000. El Paso claims damages, including interest, in the amount of $6 million in the litigation, the bulk of which stems from audit claims under our commercial contract. It is not possible to predict whether we will incur any liability or to estimate the damages, if any, we might incur in connection with this matter.

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — Continued

AS OF JUNE 30, 2007

In May 2007, a lawsuit was filed alleging migration of acid gas from a storage formation into a third party producing formation, which was a continuation from the demand we received in November 2006. The plaintiff seeks a broad array of remedies, including a purchase of the plaintiff’s lease rights. We conducted an investigation using a geotechnical consulting firm and believe that acid gas is migrating from the storage formation into the producing formation. We could be liable for damages related to the diminution in market value to the leases, if any, caused by the migration of the acid gas. At this time, it is not possible to predict the ultimate damages, if any, that we might incur in connection with this matter.

Management currently believes that these matters, taken as a whole, and after consideration of amounts accrued, insurance coverage and other indemnification arrangements, will not have a material adverse effect upon our consolidated financial position.

General Insurance — Midstream’s insurance coverage is carried with an affiliate of ConocoPhillips and third party insurers, and includes: (1) commercial general public liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (4) excess liability insurance above the established primary limits for commercial general liability and automobile liability insurance; and (5) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, windstorms, earthquake, flood damage and business interruption/extra expense. All coverages are subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

During the third quarter of 2004, certain assets, located in the Gulf Coast, were damaged as a result of hurricane Ivan. Also, during the third quarter of 2005, hurricanes Katrina and Rita forced us to temporarily shut down our operations at certain assets located in Alabama, Louisiana, Texas and New Mexico. Several of our assets sustained property damage, including some of our operating equipment on a platform in the Gulf of Mexico. A portion of the resulting lost revenues and property damages were covered by our insurance, subject to applicable deductibles. The financial impact of hurricanes has increased market rates for insurance coverage; however, these increases did not have a material adverse effect on our consolidated financial position. Insurance recovery receivables and business interruption recoveries related to these hurricanes are discussed in Note 3.

Environmental — The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our consolidated financial position.

On July 20, 2006, the State of New Mexico Environment Department issued Compliance Orders to us that list air quality violations during the past five years at six of our owned or operated facilities in New Mexico. The orders allege a number of violations related to excess emissions beginning January 2001, and further require us to install flares for smokeless operations and to use the flares only for emergency purposes. Management does not believe the ultimate resolution of this issue will have a material adverse effect on our consolidated financial position.

Other — In June 2007, DCP Partners entered into a private placement agreement with a group of institutional investors for $130 million, representing 3,005,780 common limited partner units at a price of $43.25 per unit, and received proceeds of $129 million, net of offering costs. In connection with this private placement agreement, DCP Partners entered into a registration rights agreement with institutional investors that requires DCP Partners to file a shelf registration statement with the Securities and Exchange Commission to register the units by the earlier of within 120 days of the close of the private placement or when a shelf registration statement is filed to register the units to be issued in connection with the MEG acquisition. In addition the registration rights agreement requires DCP Partners to use their commercially reasonable efforts to cause the registration statement to become effective within 210 days of the closing of the private placement, or DCP Partners will be liable to the institutional investors for liquidated damages of 0.25% of

DCP MIDSTREAM, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — Continued

AS OF JUNE 30, 2007

the product of the purchase price times the number of registrable securities held by the institutional investors per 30-day period for the first 60 days following the 210th day, increasing by an additional 0.25% of the product of the purchase price times the number of registrable securities held by the institutional investors per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the product of the purchase price times the number of registrable securities held by the institutional investors per 30-day period.

8. Guarantees and Indemnifications

We have signed a corporate guaranty, pursuant to which we are the guarantor of a maximum of less than $1 million of construction obligations as of June 30, 2007. The guaranty will expire upon completion and payment for construction of a pipeline expected to be completed during 2007. The fair value of this guarantee is not significant to our consolidated financial position.

We periodically enter into agreements for the acquisition or divestiture of assets. These agreements contain indemnification provisions that may provide indemnity for environmental, tax, employment, outstanding litigation, breaches of representations, warranties and covenants, or other liabilities related to the assets being acquired or divested. Claims may be made by third parties under these indemnification agreements for various periods of time depending on the nature of the claim. The effective periods on these indemnification provisions generally have terms of one to five years, although some are longer. Our maximum potential exposure under these indemnification agreements can vary depending on the nature of the claim and the particular transaction. We are unable to estimate the total maximum potential amount of future payments under indemnification agreements due to several factors, including uncertainty as to whether claims will be made under these indemnities.

9. Subsequent Events

In July 2007, we contributed to DCP Partners a 25% limited liability company interest in DCP East Texas Holdings, LLC, our 40% limited liability company interest in Discovery Producer Services LLC, and a derivative instrument, for aggregate consideration of $244 million in cash, including $1 million for net working capital and other adjustments, $27 million in common units and $1 million in general partner equivalent units. We own the remaining 75% limited liability company interest in East Texas Holdings, LLC, while third parties still own the other 60% limited liability interest in Discovery Producer Services LLC. DCP Partners financed the cash portion of this transaction with borrowings under its existing credit facility. We will continue to operate these assets and these assets will continue to be included in our financial statements, along with DCP Partners. In connection with this transaction, in July 2007, we paid dividends of $243 million to our members, allocated in accordance with their respective ownership percentages.

On July 25, 2007, the board of directors of DCP Partners’ general partner declared a quarterly distribution of $0.53 per unit, payable on August 14, 2007, to unitholders of record on August 7, 2007.

Effective July 1, 2007, DCP Partners elected to discontinue using the hedge method of accounting for its commodity cash flow hedges. DCP Partners will use the mark-to-market method of accounting for all commodity cash flow hedges beginning in July 2007. As a result, the remaining net loss of $2 million deferred in accumulated other comprehensive loss as of June 30, 2007 will be reclassified to sales of natural gas and petroleum products, through December 2011, as the hedged transactions impact earnings.

In August 2007, DCP Partners entered into interest rate swap agreements to convert $200 million of the indebtedness on their revolving credit facility to a fixed rate obligation, thereby reducing the exposure to market rate fluctuations. All interest rate swaps commence on September 21, 2007, expire on June 21, 2012 and re-price prospectively approximately every 90 days. The interest rate swap agreements have been designated as cash flow hedges, and effectiveness is determined by matching the principal balance and terms with that of the specified obligation.

In August 2007, we completed the acquisition of the stock of MEG for $635 million, subject to purchase price adjustments. In conjunction with the closing of this acquisition, DCP Partners acquired certain of the MEG subsidiaries from us for $165 million, subject to purchase price adjustments. DCP Partners has incurred post-closing purchase price adjustments to date that include a liability of $9 million for net working capital and general and administrative charges. We financed our portion of the acquisition with a 364-day bridge loan for $450 million, as well as cash on hand. DCP Partners financed their portion of the acquisition with cash on hand, common units and proceeds from their credit facility.